EXHIBIT 99.(b)
Florida Progress Corporation
Investor News

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


[CORPORATE LOGO OMITTED]

Florida Power Corporation Announces Proposed Settlement On Replacement Fuel Costs Due to Nuclear Outage

ST. PETERSBURG, Florida, June 19, 1997 -- Florida Progress Corporation's principal subsidiary, Florida Power Corporation, announced today that it has reached an agreement with all intervenors involved in the company's request to collect replacement fuel and purchased power costs associated with the extended outage of the Crystal River nuclear plant. Florida Power has asked the Florida Public Service Commission (FPSC) to vote on the proposed settlement at the earliest date possible.

                   KEY PROVISIONS OF THE STIPULATION AGREEMENT

      Effective July 1997 or as soon thereafter as approval of the stipulation is received, Florida Power would cease any further recovery through its fuel clause of replacement power costs, except as described below. Florida Power would refund immediately the money collected since April 1 when its rates were adjusted to reflect higher replacement power costs.

      Florida Power expects to incur approximately $170 million in replacement power costs through the end of 1997, when the unit is expected to be returned to service. Florida Power would be allowed to recover approximately $35 million over a 12-month period after the unit is returned to service. The remaining $135 million will be considered a regulatory asset that would be amortized over a four-year period, commencing when the nuclear unit is returned to service. Florida Power may, at its option, accelerate the write-off of the regulatory asset.

      Florida Power will temporarily suspend accruals to its retail reserve for fossil plant dismantlement costs during the four-year amortization period. Over this period, suspension of the accrual would offset approximately $60 million of amortization expenses related to the regulatory asset arising from replacement power costs.

      In order to not distort Florida Power's future financial performance indicators to the FPSC, the effect of the amortization of the regulatory asset and the write-off of the additional operating and maintenance expenses would be excluded in calculating the company's regulatory return on equity.

      Florida Power's base rates will remain at their current levels during the four-year amortization period. The planned addition of Florida Power's new natural gas-fired combined cycle generating unit in October 1998 would be subject to the base-rate freeze.

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      The parties to the stipulation agreement will not seek or support any reduction in Florida Power's base rates or the authorized range of its return on equity during the four-year amortization period.

      This agreement resolves all present and future disputed issues between the parties regarding the extended outage of the nuclear plant.

          The nuclear plant was taken out of service September 2, 1996, to repair an oil pipe in the main turbine. The unit would have returned to service in early October but Florida Power decided to keep the unit shut down to address design issues involving the unit's engineered safeguards system.

In February 1997, the FPSC approved, subject to refund, Florida Power's request to recover a portion of the replacement power costs. The FPSC also decided at that time to establish a special docket to review those replacement power costs as a result of the extended outage at the nuclear plant.

Since the FPSC's approval in February, several parties have intervened in this matter including the Office of the Public Counsel, Florida Industrial Power Users Group, Office of the Attorney General of the State of Florida and the Florida State Legislative Committee for the American Association of Retired Persons.

While Florida Power remains firm in its claim that the actions taken to address design issues at its nuclear plant were prudent, the company also recognizes the potential negative effect this matter can have on its customers as well as the distraction it creates by diverting key resources away from efforts needed to return the plant to service in a safe and economical manner.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: This news release contains forward looking statements, including statements regarding the restart of the nuclear plant by the end of 1997 and the financial impact of the stipulation agreement. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct impact on actual results include successful execution of the restart plan, actions of regulatory bodies, potential new plant modifications not foreseen at this time which extend the outage beyond 1997 and other factors described in the company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.5 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.




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